ACQUISITION AGREEMENT

This Acquisition Agreement (this “Agreement”) is entered into on October 8, 2010, by and between Asian Trends Media Holdings, Inc., a Nevada corporation (“Asian Trends”), and China Culture Limited, a Hong Kong company (“China Culture”) engages in magazine printing and production and trading of electric game machines and Chan Wing Hing, the owner and shareholder of China Culture (the “Shareholder”).

RECITALS

Asian Trends desires to complete a share exchange transaction pursuant to which Asian Trends shall acquire all of the equity ownership of China Culture in exchange for a certain number of shares of the voting stock of Asian Trends as set forth below; and

The Board of Directors of Asian Trends and the Board of Directors of China Culture have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE PARTIES desire to make certain representations, warranties, and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1      The Exchange.  At the Closing (as hereinafter defined), the Shareholder shall transfer all of the shares of China Culture held by him (the “China Culture Shares”), constituting 100% ownership of China Culture, to Asian Trends in exchange for 50,000,000 of shares of Asian Trends’ common stock (the “Exchange” and the shares to be issued by Asian Trends are referred to herein as “Exchange Shares”).  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately prior to the Exchange, Asian Trends shall have a total of approximately 117,711,811 shares of its common stock issued and outstanding, and the Exchange Shares shall be issued in addition to the existing amount.  For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2    Closing and Effective Time.  Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree.  Such date shall be the date of Exchange (the "Effective Time").

 ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of Asian Trends.  Asian Trends represents and warrants to China Culture as follows:

 (a)       Organization, Standing, and Power.  Asian Trends is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)       Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of Asian Trends consists of 200,000,000 shares of Common Stock with a par value of $0.001 per share and 25,000,000 shares of Preferred Stock with a par value of $0.001 per share.  The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of Asian Trends approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Asian Trends has no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Asian Trends at any time, or upon the happening of any stated event, any shares of the capital stock of Asian Trends whether or not presently issued or outstanding.

(c)    Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of Asian Trends which have been delivered to China Culture are true, correct and complete copies thereof.  The minute book of Asian Trends, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the Shareholder of Asian Trends since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority.  Asian Trends has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Asian Trends.  No other corporate or shareholder proceedings on the part of Asian Trends are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)    Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of Asian Trends or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Asian Trends which violation would have a material adverse effect on Asian Trends taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to Asian Trends in connection with the execution and delivery of this Agreement by Asian Trends or the consummation by Asian Trends of the transactions contemplated hereby.

(f)    Books and Records.  Asian Trends has made and will make available for inspection by China Culture upon reasonable request all the books of Asian Trends relating to the business of Asian Trends.  Such books of Asian Trends have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to China Culture by Asian Trends are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws.  Asian Trends is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Dilutive Securities.  Asian Trends has no dilutive securities of any kind, including but not limited to warrants, options, or employee stock options outstanding.

(i)    Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of Asian Trends, threatened against or affecting Asian Trends which is reasonably likely to have a material adverse effect on Asian Trends, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Asian Trends having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Tax Returns.  Asian Trends has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state, or local taxing authorities.  There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon Asian Trends.

2.2    Representations and Warranties of China Culture.  China Culture and Shareholder hereby jointly and severally represent and warrant to Asian Trends as follows:

(a)    Organization, Standing, and Power.  China Culture is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong.  The company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. For purpose of this Section 2.2, “material adverse effect” shall mean, with respect to each Acquirer, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of such party, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

(b)    Capital Structure.  The China Culture Shares constitute all of the issued and outstanding shares of China Culture and such shares are held only by the Shareholder on the books and records of the Company.  There are no options, warrants, calls, agreements, or other rights to purchase or otherwise acquire from China Culture at any time, or upon the happening of any stated event, any share of the capital stock of China Culture.

(c)    Certificate of Incorporation, Bylaws, and Minute Books.  Copies of the Certificate of Incorporation and of the other corporate documents of China Culture which will be delivered to Asian Trends are true, correct and complete copies thereof.  The minute books of China Culture which will be made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of China Culture since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority.  China Culture has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by its shareholders, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of China Culture are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)    Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of China Culture or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to China Culture or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to China Culture in connection with the execution and delivery of this Agreement by China Culture, or the consummation by China Culture of the transactions contemplated hereby.

(f)    Books and Records.  China Culture has made and will make available for inspection by Asian Trends upon reasonable request all the books of account, relating to the business of China Culture.  Such books of account have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to Asian Trends by China Culture are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws.  China Culture is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Liabilities and Obligations.  China Culture has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the China Culture financial statements delivered to Asian Trends that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement and disclosed to Asian Trends in writing prior to the Closing.

(i)    Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of China Culture threatened against or affecting China Culture, which is reasonably likely to have a material adverse effect on China Culture, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against China Culture having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Taxes.  China Culture has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and China Culture has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods.  China Culture knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(k)    Licenses, Permits; Intellectual Property.  China Culture owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

 2.3    Representations and Warranties of Shareholder.  By execution of this Agreement, Shareholder jointly and severally represents and warrants to Asian Trends as follows:

(a)    Shares Free and Clear.  The shares of China Culture which Shareholder owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)    Unqualified Right to Transfer Shares.  Shareholder has the unqualified right to sell, assign, and deliver the shares of China Culture and, upon consummation of the transactions contemplated by this Agreement, Asian Trends will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)    Agreement and Transaction Duly Authorized.  Shareholder is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1       Asian Trends Board of Directors.  Following the Exchange, the Board of Directors shall comprise of five (5) directors to be chosen by the respective percentage shareholdings of controlling shareholders (For avoidance of doubt, namely Chan Wing Hing, Kwong Kwan Yin Roy, Dragon Billion International Limited, Wong Wing Fung Charlie and Huang Jian Nan, respectively) until there is change in shareholding structure of Asian Trends in the future.

3.2

Asian Trends Chief Executive Officer.  Following the Exchange, the Board of Directors shall appoint the new Chief Executive Officer of Asian Trends.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1    Restricted Asian Trends Shares.  The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933.  Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2    Access to Information.  Upon reasonable notice, Asian Trends and China Culture shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, and with respect to China Culture, the Acquired Entities, access to all their respective properties, books, contracts, commitments and records and, during such period, each of Asian Trends and China Culture shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange.  Each of Asian Trends and China Culture shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Asian Trends or China Culture or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

5.1    Conditions to Each Party's Obligation to Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring, or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2    Conditions to Obligations of Asian Trends.  The obligation of Asian Trends to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by Asian Trends:

(a)    Representations and Warranties.  The representations and warranties of China Culture set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and China Culture shall complete all government and legal process to transfer 100% of the ownerships from the Shareholder to Asian Trends.

(b)    Performance of Obligations of China Culture.  China Culture shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Asian Trends shall have received a certificate signed on behalf of Asian Trends by the President to such effect.

(c)    Closing Documents.  Asian Trends shall have received all closing documents as counsel for Asian Trends shall reasonably request.

(d)    Consents.  China Culture shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Asian Trends, individually or in the aggregate, have a material adverse effect on China Culture and of its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. China Culture shall also have received the approval of its shareholders in accordance with applicable law.

(e)    Due Diligence Review.  Asian Trends shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of China Culture and shall not have determined that any of the representations or warranties of China Culture or its shareholders contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that China Culture or its shareholders is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Asian Trends, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against China Culture, the consequences of which, in the judgment of Asian Trends, could be materially adverse to China Culture.

(g)

Liabilities.  There shall not be any liabilities of China Culture that were not on the financial statements provided to Asian Trends prior to the date of this Agreement or approved by Asian Trends in writing.

5.3    Conditions to Obligations of China Culture.  The obligations of China Culture to effect the Exchange is subject to the satisfaction of the following conditions unless waived by China Culture:

(a)    Representations and Warranties.  The representations and warranties of Asian Trends set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, China Culture shall have received a certificate signed on behalf of Asian Trends by the President to such effect.

(b)    Performance of Obligations of Asian Trends.  Asian Trends shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Asian Trends shall have received a certificate signed on behalf of Asian Trends by the President to such effect.

(c)    Closing Documents.  Asian Trends shall have received all closing documents as counsel for Asian Trends shall reasonably request.

(d)

Consents.  Asian Trends shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)    Due Diligence Review.  China Culture shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Asian Trends and shall not have determined that any of the representations or warranties of Asian Trends contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Asian Trends is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of China Culture, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against Asian Trends the consequences of which, in the judgment of China Culture, could be materially adverse to Asian Trends.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1    Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual consent of Asian Trends and China Culture;

(b)    by either Asian Trends or China Culture if there has been a material breach of any representation, warranty, covenant or agreement on the part of Asian Trends or China Culture, as the case may be set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

6.2    Effect of Termination.  In the event of termination of this Agreement by either Asian Trends or China Culture as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3    Amendment.  This Agreement may be amended by mutual agreement of Asian Trends and China Culture.  Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4    Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1   Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until one (1) year after the Closing Date.  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 7.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.  All covenants made by any party shall survive the Closing Date pursuant to their terms.

7.2    Indemnification.

              (a) The Shareholder hereby indemnifies Asian Trends, China Culture and its Affiliates and their respective officers, directors, employees and agents (a "Asian Trends Party") against, and agree to hold each of them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Losses") incurred or suffered by a Asian Trends Party, whether in an action between a Asian Trends Party and the Shareholder or a Asian Trends Party and a third party, in connection with, resulting from or arising out of any misrepresentation, inaccuracy or breach of representation and warranty made by the Shareholder or China Culture under this Agreement;

(b) Any indemnification payments required to be made under this Section 7.2 shall be made by the Shareholder by wire transfer of immediately available funds to Asian Trends’ account promptly (and in any event within five (5) Business Days) after the Shareholder’ receipt of written notice from Asian Trends stating the amount of the Losses subject to the Shareholder’ indemnification obligations pursuant to this Article VII.

7.3

Indemnification Claim Procedure.  If an Asian Trends Party learns of any matter that it believes will entitle the Asian Trends Party to indemnification from the Shareholder under this Article VII, the Asian Trends Party shall provide to the Shareholder notice describing the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation, to the extent reasonably estimable, the estimated Losses resulting therefrom, and reasonable supporting documentation (a “Notice of Claim”).  The Shareholder shall have twenty (20) Business Days after its receipt of the Notice of Claim to respond to the claim(s) described therein.  Such response shall set forth, in reasonable detail, the Shareholder’ objection(s) to the claim(s), its bases for such objection(s) and reasonable documentation supporting its objection(s).  If the Shareholder fails to provide such a response with such time period, the Shareholder will be deemed to have conceded the claim(s) set forth in the Notice of Claim.  If the Shareholder provides such a response within such time period, the Asian Trends Party and the Shareholder shall negotiate in good faith resolution of the disputed claim(s) for a period of not less than twenty (20) Business Days after the response is provided.  If the Shareholder and the Asian Trends Party are unable to resolve any such claim(s) within such time period, the Asian Trends Party shall be entitled to pursue any legal remedies available to the Asian Trends Party against the Shareholder with respect to the unresolved claim(s), subject to the other provisions of this Article VII, to the extent applicable.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Survival of Representations, Warranties, and Agreements.  All of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for as long as the applicable status of limitation shall remain open.

8.2    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to Asian Trends:

SUITE 1902, KODAK HOUSE II,

NORTH POINT, HONG KONG

(b)  If to China Culture:

Unit A, 18th Floor,

Phrase 1, Kingsford Industrial Building

26 – 32 Kwai Hei Street

Kwai Chung, NT

Hong Kong

8.3    Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

8.4    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

8.7    No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

8.8    Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

8.9    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

{Remainder of Page Intentionally Left Blank; Signature Page to Follow}

IN WITNESS WHEREOF, the Agreement has been signed by the parties set forth below as of the date first above written.

Asian Trends Media Holdings, Inc. /s/ Zhi Jian Zeng
Name: Zhi Jian Zeng Title: Chief Executive Officer
China Culture Limited
/s/ Chan Wing Hing
Name: Chan Wing Hing Title: Director
Shareholder of China Culture Limited /s/ Chan Wing Hing
Name: Chan Wing Hing